Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.
Contacts:
Media - Jim Sluzewski
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED REPORTS FIRST QUARTER LOSS OF 27 CENTS

PER DILUTED SHARE FROM CONTINUING OPERATIONS

Diluted EPS is 2 cents, excluding merger integration costs and inventory valuation adjustments

CINCINNATI, Ohio, May 10, 2006 - Federated Department Stores, Inc. today reported a loss of 27 cents per diluted share from continuing operations for the first quarter of 2006, ended April 29, 2006. This compares with diluted earnings per share from continuing operations of 71 cents for the same 13-week period last year.

Excluding May Company merger integration costs and related inventory valuation adjustments of $129 million ($81 million after tax or 29 cents per diluted share), first quarter diluted earnings per share from continuing operations was 2 cents. This exceeds the company's prior guidance for a loss of 15 cents to a loss of 5 cents per diluted share excluding merger integration costs and related inventory valuation adjustments.

Terry J. Lundgren, Federated's chairman, president and chief executive officer, said, "Considering this was the initial quarter of physically bringing together the Federated and May Company organizations, we were very pleased with first quarter results that were ahead of our expectations. Performance was driven by stronger-than-expected same-store sales at Macy's and Bloomingdale's stores, as well as expense levels that were below plan. Our first quarter indicates that the integration of Federated and May Company continues solidly on track. We remained very focused and disciplined in running the business through this period.

"As we have said in the past, 2006 is a transition year for our company and each individual quarter has its own unique set of challenges and opportunities," Lundgren added. "We are encouraged by the success of our first credit and divisional systems conversions, with additional conversions planned through the second quarter. In addition, we will be working through merchandise conversions in the second quarter and early third quarter so a fresh new Macy's assortment is in place in all stores when more than 400 former May Company locations convert to the Macy's nameplate in September."

Federated's sales and earnings for the first quarter of 2006 include results of The May Department Stores Company, which was acquired Aug. 30, 2005. Sales and earnings from the company's Lord & Taylor and Bridal Group divisions, which the company intends to divest, are being treated as discontinued operations.

Sales

Sales in the first quarter totaled $5.930 billion, an increase of 62.9 percent compared to sales of $3.641 billion in the same period last year. This is within the company's guidance for first quarter 2006 total sales in the range of $5.75 billion to $6 billion. On a same-store basis, Federated's first quarter sales were flat, which is above the company's guidance for a sales decline of -1.5 percent to -0.5 percent.

The company opened no new department stores in the first quarter of 2006.

Operating Income

Federated's operating income totaled $20 million or 0.3 percent of sales for the quarter ended April 29, 2006, compared to operating income of $252 million or 6.9 percent of sales for the same period last year. Federated's first quarter 2006 operating income includes $129 million in May Company integration costs and related inventory valuation adjustments. Excluding these items, operating income was $149 million.

The recurring gross margin rate for the first quarter of 2006 was 38.8 percent, compared with 40.2 percent in the same quarter a year earlier. The decrease reflects higher markdowns in former May Company doors as inventory levels were brought into line with Federated standards. The gross margin rate in Macy's and Bloomingdale's stores was slightly ahead of last year. First quarter 2006 selling, general and administrative expenses as a percent of sales were 3 percentage points higher than last year, but lower than the company's expectations.

Cash Flow

Federated used $198 million in cash from continuing operating activities before continuing financing activities in the first quarter this year, compared to $5 million in the same period last year. Cash used by continuing operating activities was $114 million in the first quarter of this year, compared with $56 million in cash generated by continuing operating activities in the same period last year. Cash used by continuing investing activities was $84 million in this year's first quarter, compared with $61 million in the same quarter last year.

A series of major transactions will contribute to cash flow for the remainder of fiscal 2006. These are expected to include the sales of the Lord & Taylor and Bridal Group divisions, sales of a majority of 80 duplicate stores being divested, and additional sales of credit card receivables to Citigroup, as previously announced.

Early in the second quarter (on May 1, 2006), Federated sold to Citigroup those credit card receivables previously owned by General Electric Capital Corporation entities, yielding a pre-tax gain of approximately $179 million ($112 million after tax). Subject to the receipt of all requisite regulatory approvals, Federated is now planning to sell the May Company credit card receivables to Citigroup in two separate transactions before Aug. 30, 2006. The first transaction, planned for the first part of the second quarter, would comprise about 40 percent of the May Company portfolio (expected pre-tax proceeds of $785 million to $800 million) as to which the credit systems conversion has already occurred. The second transaction, planned for late July or August, would cover the remainder of the portfolio after the requisite credit systems conversion has occurred.

Proceeds from upcoming transactions will be used to pay down short-term borrowings associated with the May Company acquisition. The company expects to begin repurchasing its shares in the second or third quarters of 2006 once sufficient assets have been sold such that the company would be comfortable terminating its bridge revolving credit line, which currently is $2.1 billion.

Looking Ahead

Federated's sales and earnings guidance remains unchanged for the remainder of 2006. The company expects earnings per diluted share excluding one-time merger integration and inventory valuation costs and gain on sale of credit receivables of 45 cents to 55 cents in the second quarter, $3.00 to $3.25 in the third and fourth quarters combined, and $3.50 to $3.75 for the year as a whole.

The company continues to expect same-store sales to increase by 3 percent to 5 percent in the second quarter, and by 2 percent to 4 percent in the third and fourth quarters combined.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's and The Jones Store. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom. A webcast of Federated's first quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, May 10. Pre-registration is requested. Those unable to access the webcast at www.fds.com may call 1-800-659-6183 to listen to the audio in real time. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended
	April 29, 2006		April 30, 2005
	$	% to Net sales	$	% to Net sales

Net sales	$ 5,930		$ 3,641

Cost of sales - recurring (Note 2)	3,627	61.2%	2,176	59.8%

Gross margin - recurring	2,303	38.8%	1,465	40.2%

Inventory valuation adjustments - May integration (Note 3)	(6)	(0.1%)	-	-%

Gross margin	2,297	38.7%	1,465	40.2%

Selling, general and administrative expenses	(2,154)	(36.3%)	(1,213)	(33.3%)

May integration costs (Note 4)	(123)	(2.1%)	-	-%

Operating income	20	0.3%	252	6.9%

Interest expense - net	(138)		(54)

Income (loss) from continuing operations before income taxes	(118)		198

Federal, state and local income tax benefit (expense)	44		(75)

Income (loss) from continuing operations	(74)		123

Discontinued operations, net of income taxes (Note 5)	22		-

Net income (loss)	$ (52)		$ 123

Basic earnings (loss) per share:
Income (loss) from continuing operations	$ (.27)		$ .73
Income from discontinued operations	.08		-
Net income (loss)	$ (.19)		$ .73

Diluted earnings (loss) per share (Note 6):
Income (loss) from continuing operations	$ (.27)		$ .71
Income from discontinued operations	.08		-
Net income (loss)	$ (.19)		$ .71

Average common shares:
Basic	275.1		168.8
Diluted	279.0		172.8

Depreciation and amortization expense	$ 316		$ 177

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

 Notes:

  Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended April 29, 2006 and April 30, 2005 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of acquisition.

  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended April 29, 2006 or April 30, 2005.
  Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

  Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, primarily related to the closing of duplicate store locations.

  Represents the acquired operations of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston, which are being divested.

  For the 13 weeks ended April 29, 2006, May integration costs and related inventory valuation adjustments (See Notes 3 and 4) amounted to $.29 per diluted share.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	April 29, 2006	January 28, 2006	April 30, 2005
ASSETS:
Current Assets:
Cash and cash equivalents	$ 241	$ 248	$ 918
Accounts receivable	2,300	2,522	3,313
Merchandise inventories	5,432	5,459	3,413
Supplies and prepaid expenses	267	203	125
Income tax receivable	217	-	-
Assets of discontinued operations	2,045	1,713	-
Total Current Assets	10,502	10,145	7,769

Property and Equipment - net	11,310	12,034	5,888
Goodwill	9,368	9,520	260
Other Intangible Assets - net	1,059	1,080	378
Other Assets	888	389	711

Total Assets	$33,127	$33,168	$15,006

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 1,346	$ 1,323	$ 1,226
Accounts payable and accrued liabilities	5,154	5,246	2,789
Income taxes	200	454	227
Deferred income taxes	225	103	63
Liabilities of discontinued operations	624	464	-
Total current liabilities	7,549	7,590	4,305

Long-Term Debt	8,837	8,860	2,635
Deferred Income Taxes	1,679	1,704	1,108
Other Liabilities	1,550	1,495	586
Shareholders' Equity	13,512	13,519	6,372

Total Liabilities and Shareholders' Equity	$33,127	$33,168	$15,006

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	13 Weeks Ended April 29, 2006	13 Weeks Ended April 30, 2005
Cash flows from continuing operating activities:
Net income (loss)	$ (52)	$ 123
Adjustments to reconcile net income (loss) to net cash provided (used) by continuing operating activities:
Income from discontinued operations	(22)	-
Stock-based compensation	26	3
May integration costs	129	-
Depreciation and amortization	316	177
Amortization of financing costs	(12)	1
Changes in assets and liabilities:
Decrease in proprietary and other accounts receivable not separately identified	222	121
(Increase) decrease in merchandise inventories	27	(294)
Increase in supplies and prepaid expenses	(65)	(21)
Decrease in other assets not separately identified	8	7
Increase (decrease) in accounts payable and accrued liabilities not separately identified	(312)	89
Decrease in current income taxes	(471)	(97)
Increase (decrease) in deferred income taxes	50	(56)
Increase in other liabilities not separately identified	42	3
Net cash provided (used) by continuing operating activities	(114)	56

Cash flows from continuing investing activities:
Purchase of property and equipment	(86)	(36)
Capitalized software	(17)	(16)
Increase in non-proprietary accounts receivable	-	(16)
Disposition of property and equipment	19	7
Net cash used by continuing investing activities	(84)	(61)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	13 Weeks Ended April 29, 2006	13 Weeks Ended April 30, 2005
Cash flows from continuing financing activities:
Debt issued	124	-
Debt repaid	(110)	(18)
Dividends paid	(69)	(23)
Increase (decrease) in outstanding checks	71	(8)
Acquisition of treasury stock	-	(1)
Issuance of common stock	162	105
Net cash provided by continuing financing activities	178	55

Net cash provided (used) by continuing operations	(20)	50
Net cash provided by discontinued operating activities	34	-
Net cash used by discontinued investing activities	(33)	-
Net cash provided by discontinued financing activities	12	-
Net cash provided by discontinued operations	13	-

Net increase (decrease) in cash and cash equivalents	(7)	50
Cash and cash equivalents at beginning of period	248	868

Cash and cash equivalents at end of period	$ 241	$ 918

Notes:

  Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

  Stock-based compensation consists of compensation expense for restricted stock grants, stock credit plans and stock options.